                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
-------------------------------------------------------------------
             FORM 5                                                                                           OMB APPROVAL
-------------------------------------------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0362
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:      September 30, 1998
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 1.0
[X] FORM 3 HOLDINGS REPORTED
[ ] FORM 4 TRANSACTIONS REPORTED
--------------------------------


1. Name and Address of Reporting Person *

Isham                       F.                      Lance
   (Last)                   (First)                 (Middle)

650 Madison Avenue
                            (Street)

New York                    NY                        10022
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

Polo Ralph Lauren Corporation (RL)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement of Month/Year

4/3/99


5. If Amendment, Date or Original (Month/Year)


6. Relationship of Reporting Person to Issuer  (Check all applicable)

              Director                           10% Owner
       -----                              -----
         X    Officer (give title                Other
       -----           below)             -----  (specify
                                                  below)
                    Corporate President
       --------------------------------------------

7. Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                                   Code         Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)  (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- ------------  -----------
Class A Common Stock              11/10/98         3(1)                                         3,500            D
Class A Common Stock                                                                          104,575            D
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- ------------  -----------
                                                                                                                              (Over)
* If the form is filed by more than one reporting person, See Instruction 4(b)(v).                                   SEC 2270 (3-99)

(1) The reporting person owned 3,500 shares of Class A Common Stock on November 10, 1998, the date on which the reporting person became an executive officer of Polo Ralph Lauren Corporation.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6. Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-      cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-        piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)       (Month/Day/
                                            ative         Day/                                                     Year)
                                            Secur         Year)     -------------  -------------------------  ----------------------
                                                                        Code           (A)           (D)       Date         Expira-
                                                                                                               Exer-        tion
                                                                                                               cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Option issued pursuant to
Issuer's 1997 Long-Term
Stock Incentive Plan                         $26.00      6/11/97        A(1)         100,000                      (2)      6/11/2007
(Right to Buy)

Option issued pursuant to
Issuer's 1997 Long-Term
Stock Incentive Plan                      $28.21875      6/11/98          A           42,000                      (3)      6/11/2008
(Right to Buy)
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------

7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Class A Common Stock       100,000                        100,000           D
Class A Common Stock        42,000                         42,000           D
---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

(1) This option was previously reported by the reporting person on a Form 3 dated June 11, 1997.

(2) This option vests and becomes exercisable in three equal annual installments beginning on June 11, 1998.

(3) This option vests and becomes exercisable in three equal annual installments beginning on June 11, 1999.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


          /s/ F. Lance Isham                               May 5, 1999
-----------------------------------------------       ---------------------
    **Signature of Reporting Person                           Date


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

Page 2
SEC 2270 (9-96)